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                      [PENNFIRST BANCORP, INC. LETTTERHEAD]

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                           P R E S S   R E L E A S E

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RELEASE DATE:                              CONTACT:
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September 17, 1997                         Frank D. Martz
                                           Senior Vice President
                                           of Operations and Secretary
                                           (412) 758-5584


                PENNFIRST BANCORP, INC. ANNOUNCES CASH DIVIDEND

         PennFirst Bancorp, Inc. announced today that its Board of Directors at its meeting on September 16, 1997 declared a quarterly cash dividend of $.09 on the Common Stock of PennFirst Bancorp, Inc. payable on October 24, 1997 to the stockholders of record at the close of business on September 30, 1997.

         PennFirst Bancorp, Inc. is the parent Holding Company of ESB Bank, F.S.B. and Troy Hill Federal Savings Bank.

         In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended June 30, 1997. The Company recognized net income for the three month period ended June 30, 1997 of $1.45 million or $.30 per share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the twenty-ninth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.



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